Filed Pursuant to Rule 424(b)(7)
Registration No. 333-114447
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 13, 2004)
SOLECTRON CORPORATION
$450,000,000
0.5% Convertible Senior Notes due 2034 and
the Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements information contained in the prospectus dated December 13, 2004 of Solectron Corporation relating to the offer and sale from time to time by certain selling securityholders of our 0.5% Convertible Senior Notes due 2034, which we refer to as the “notes,” and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the common stock issuable upon conversion of the notes by the selling securityholders.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the except that the information in this prospectus supplement supersedes the information contained in the prospectus.
The date of this prospectus supplement is August 7, 2006

SELLING SECURITYHOLDERS
     The table below supplements or amends the table of selling securityholders beginning on page 56 of the prospectus dated December 13, 2004. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus. This information was furnished to us by the selling securityholders listed below on or before August 4, 2006. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to the prospectus, no estimate can be given to us as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transaction exempt form the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time as a result of transfers of the notes pursuant to the prospectus or pursuant to other exemptions under the Securities Act, and, if necessary, we will amend or supplement the prospectus accordingly.

Principal Amount at
	Maturity of Notes		Number of Shares of	Percentage of
	Beneficially Owned	Percentage of Notes	Common Stock That	Common Stock
Name	That May Be Sold	Outstanding	May Be Sold(1)	Outstanding(2)
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$10,000,000	*	1,034,468	*

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of $103.4468 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under the section entitled “Description of the Notes-Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 907,871,779 shares of common stock outstanding as of June 29, 2006. In calculating each holder’s percentage of common stock outstanding, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(59) Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.